EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Microtune contacts: Media Kathleen Padula Microtune, Inc. 972-673-1811 kathleen.padula@microtune.com	Investor Relations Rob Graham Microtune, Inc. 972-673-1850 investor@microtune.com

MICROTUNE NAMES TRAVIS WHITE TO ITS BOARD OF DIRECTORS

Plano, TX, January 19, 2004 – Microtune®, Inc. (Tune.PK) today announced the appointment of Travis White to its Board of Directors on January 16, 2004. Additionally, Mr. White, 58, and current board member Steven Craddock have been named as members of the Board’s Audit Committee.

Mr. White’s career spans more than 35 years of managing global enterprises, with broad-based experience in operations, international management, finance, and corporate turnarounds. Most recently (1998-2000), he was CEO and President of Centillium Communications, Inc. (Fremont, CA), a public fabless semiconductor company focused on chip-set solutions for high-speed DSL applications. Prior to that, Mr. White was President of Sony Semiconductor of America and a Senior Vice President of Sony Semiconductor Company (Japan) from 1995 to 1998.

Mr. White spent more than 12 years with LSI Logic Corporation in several senior capacities, including Senior Vice President of European Operations and Vice President of Central Operations. His last position (1991-1996) was as Chairman, CEO and President of LSI Corporation of Canada and Executive Vice President of LSI Logic Corporation (Milipitas, CA). During the period of February 1993 to May 1994, while still Chairman of LSI Logic Corp. of Canada, he joined Western Digital Corporation as Executive Vice President and Group Manager of the Microcomputer Products Group to help execute a corporate turnaround of the semiconductor business.

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He has also worked for various other high-tech companies, including Texas Instruments Corporation, Honeywell and Fairchild Camera, in various engineering, manufacturing, and operations and planning positions. Currently, Mr. White is semi-retired, serving on three other boards and providing ‘CEO coaching’ for a number of companies.

Mr. White is a graduate of University of Texas, El Paso with a B.S. degree in Biological Sciences and Chemistry.

“We welcome Travis to the Microtune Board,” said James A. Fontaine, Microtune’s CEO and President and a member of the Board. “His broad range of business and financial expertise will be a strong complement to that of the other Board members, and we believe that his strategic insight and global perspective will be an extremely valuable asset as the company continues to grow. During his career, Travis has also excelled in successfully managing corporate turnaround situations, and we are pleased that we can draw on his knowledge and experience.”

With the addition of Mr. White, Microtune’s Board of Directors now has eight members, including Harvey B. (Berry) Cash, Walter S. Ciciora, James H. Clardy, Steven Craddock, Anthony J. LeVecchio, William P. Tai, and James A. Fontaine. With the addition of Mr. White and Mr. Craddock to the Audit Committee, Mr. Clardy and Mr. Cash will rotate out of the Audit Committee positions.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 28 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com

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EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2004 Microtune, Inc. All rights reserved.